This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-14953 and the Prospectus dated November 8, 1996.


PROSPECTUS SUPPLEMENT
(To Prospectus dated November 8, 1996)

                                3,226,830 SHARES

                       SMITH'S FOOD & DRUG CENTERS, INC.

                              CLASS B COMMON STOCK

                        ---------------------------

         This Prospectus Supplement updates the information contained in the Prospectus dated November 8, 1996 (together with this Prospectus Supplement, the "Prospectus") pertaining to certain selling stockholders (the "Selling Stockholders") of Smith's Food & Drug Centers, Inc. ("Smith's" or the "Company").

         The shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") of the Company which may be offered hereby are held by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of any shares offered hereby. The Selling Stockholders received such shares of Class B Common Stock in certain private placement transactions and the Company has filed and agreed to maintain a shelf registration statement relating to such shares in order to permit the Selling Stockholders to resell such securities from time-to-time in public transactions.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                        ---------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
                   SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         Any distribution of the shares covered by this Prospectus may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange in negotiated transactions or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders will effect any such transactions with or through one or more broker-dealers which may act as agent or principal. Any such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchaser of the shares for whom it may act as agent or to whom they may sell as principals or both. With respect to any shares sold by a Selling Stockholder, the Selling Stockholder and/or any broker-dealer effecting the sales may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended, (the "Securities Act"), and any commissions received by the broker-dealer and any profit on the resale of shares as principal may be deemed to be underwriting discounts or commissions under the Securities Act. Additionally, the Selling Stockholders may pledge or make gifts of their shares and the shares may also be sold by the pledgees or transferees. See "Plan of Distribution."

          The date of this Prospectus Supplement is March 4, 1997.

                              SELLING STOCKHOLDERS

         An aggregate of 3,226,830 of the shares of Class B Common Stock may be offered by the Selling Stockholders from time-to-time. The following table sets forth, as of March 4, 1997, the name of each Selling Stockholder, and for each, the number of shares of Class B Common Stock owned beneficially at the commencement of this offering, the maximum number of shares which may be offered for sale and, unless otherwise indicated, the number of shares to be owned beneficially after the offering (assuming all shares available for offer have been sold). Each share of Class B Common Stock is entitled to one vote per share on all matters to be voted upon by stockholders of the Company.

                                           NUMBER OF SHARES OF                               CLASS B COMMON STOCK BENEFICIALLY OWNED
                                           CLASS B COMMON STOCK       NUMBER OF SHARES OF              AFTER THE OFFERING
                                            BENEFICIALLY OWNED           CLASS B COMMON                ------------------
                 NAME                     BEFORE THE OFFERING(a)         STOCK OFFERED         NUMBER OF SHARES            PERCENT
                 ----                     ----------------------         -------------         ----------------            -------
 Yucaipa Smitty's Partners, L.P.(b)              300,667                    300,667                 300,667(c)               2.8%
 Yucaipa Smitty's Partners II, L.P.(b)           136,793                    136,793                 136,793(c)               1.3
 Yucaipa Arizona Partners, L.P.(b)               547,130                    547,130                 547,130(c)               5.1
 Yucaipa SSV Partners L.P.(b)                  1,067,424                  1,067,424               1,067,424(c)              10.7
 The Yucaipa Companies(b)                        200,000                    200,000                 200,000(c)               1.9
 Arbco Group Associates, L.P.(d)                   7,786                      7,786                      --                   *
 Bahrain International Bank (E.C.)                50,206                     50,206                      --                   *
 BT Securities Corporation(e)                    530,198                      7,529                 522,669                  5.0
 Crescent Mach I, L.P.                             9,035                      9,035                      --                   *
 Credit Suisse First Boston Corporation(f)       155,924                    155,924                      --                   *
 CS First Boston Fund Investments
   1994, L.P.(f)                                 476,738                    476,738                      --                   *
 Franklin Age High Income Fund                    45,177                     45,177                      --                   *
 Kayne Anderson Non-traditional
   Investing, L.P.(d)                              7,786                      7,786                      --                   *
 New England High Income Fund                        752                        752                      --                   *
 Prestwick Capital Partners, L.P.                  4,862                      4,862                      --                   *
 Prospect Street High Income
   Portfolio, Inc.                                 1,505                      1,505                      --                   *
 Prudential High Yield Fund, Inc.(g)              13,553                     13,553                      --                   *
 State Street Research and Management
   Company                                           752                        752                      --                   *
 State Street Research High Income
   Fund                                            9,788                      9,788                      --                   *
 SunAmerica Income Funds -
   SunAmerica High Income Fund(h)                  1,505                      1,505                      --                   *
 SunAmerica Series Trust-High-Yield
   Bond Portfolio(h)                               1,505                      1,505                      --                   *
 Transamerica Life Companies                      55,534                     55,534                      --                   *
 Turnberry Capital Partners, L.P.                 34,832                     34,832                      --                   *
 Turnberry Offshore Capital
   Partners, L.P.                                  2,119                      2,119                      --                   *
 United Congregation Mesorah
    Corporation                                   14,536                     14,536                      --                   *
 Survivors of the Shoah                           11,291                     11,291                      --                   *
 Claremont Graduate School                        12,904                     12,904                      --                   *
 Maldef                                           16,130                     16,130                      --                   *
 People for the American Way                       3,226                      3,226                      --                   *
 UCLA School of Medicine                           3,226                      3,226                      --                   *
 The Music Center of Los Angeles
 County                                            3,226                      3,226                      --                   *
 Camp Ronald McDonald                              3,226                      3,226                      --                   *





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

                                       NUMBER OF SHARES OF                         CLASS B COMMON STOCK BENEFICIALLY OWNED
                                      CLASS B COMMON STOCK    NUMBER OF SHARES OF           AFTER THE OFFERING
                                       BENEFICIALLY OWNED        CLASS B COMMON             ------------------
                 NAME                BEFORE THE OFFERING(a)      STOCK OFFERED          NUMBER OF SHARES    PERCENT
                 ----                ----------------------      -------------          ----------------    -------
 Museum of Contemporary Art (MOCA)          3,226                   3,226                      --              *
 The Yosemite Fund                            807                     807                      --              *
 First AME Church                           3,226                   3,226                      --              *
 The Elizabeth Taylor Foundation            3,226                   3,226                      --              *
 AMFAR                                      3,226                   3,226                      --              *
 Aids Project L.A.                          3,226                   3,226                      --              *
 Boy Scouts of America, Los Angeles
 Area Council                               3,226                   3,226                      --              *

----------
*  Less than one percent.

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Class B Common Stock owned by such beneficial owner.

(b) Yucaipa is the general partner of Yucaipa Smitty's Partners, L.P., Yucaipa Smitty's Partners II, L.P., Yucaipa Arizona, L.P. and Yucaipa SSV Partners, L.P. Ronald W. Burkle is the Chief Executive Officer and a director of the Company, the controlling general partner of Yucaipa and a limited partner in Yucaipa Arizona Partners, L.P. and Yucaipa SSV Partners, L.P. Linda McLoughlin Figel is a director of the Company, a general partner of Yucaipa and a limited partner in Yucaipa SSV Partners, L.P. Share amounts and percentages for Yucaipa do not include shares issuable upon exercise of the Yucaipa Warrants issued to Yucaipa at the time of the Merger, which entitles Yucaipa to purchase 1,842,505 shares of non-voting Class C Common Stock, par value $.01 per share ("Class C Common Stock"), at an initial exercise price of $50.00 per share, subject to certain adjustments as set forth in the Warrant Agreement between the Company and Yucaipa. Such shares of Class C Common Stock will be convertible into an equal number of shares of Class B Common Stock following the transfer of such shares by Yucaipa to any person or entity not affiliated with Yucaipa.

(c) Yucaipa and its affiliated partnerships have included shares in this Prospectus pursuant to the terms of a registration rights agreement with the Company. Yucaipa has advised the Company that it does not currently intend to sell its shares of Class B Common Stock but that, it may, from time-to-time, pledge such shares in the ordinary course of business.

(d) KAIM Non-traditional, L.P., is the investment advisor to Arbco Group Associates, L.P., and Kayne Anderson Non-traditional Investing, L.P., and as such has sole voting power with respect to the 15,572 shares of Class B Common Stock.

(e) BT Securities Corporation and its affiliates have from time to time provided financial advisory, investment banking or banking services to the Company and its affiliates. In addition, affiliates of BT Securities Corporation are administrative agent, co-arranger and lenders under the New Credit Facility.

(f) Credit Suisse First Boston Corporation ("CSFB") has from time to time provided financial advisory and/or financial intermediary services to the Company and its affiliates. CS First Boston Fund Investments 1994, L.P. is an affiliate of CSFB. CSFB has sole voting power with respect to 618,895 shares of Class B Common Stock held by it and CS First Boston Fund Investments 1994, LP and shares voting power with an affiliate, Credit Suisse Group, with respect to 13,767 shares of Class B Common Stock.

(g) The Prudential Investment Corporation ("Prudential") is the investment adviser to the Prudential High Yield Income Fund, Inc. ("Prudential High Yield") and as such has sole voting power with respect to the 13,553 shares of Class B Common Stock. Prudential disclaims beneficial ownership of the shares held by Prudential High Yield.

(h) SunAmerica Asset Management Corp. is the investment advisor to the SunAmerica Income Funds-Sun America High Income Fund and the SunAmerica Series Trust-High-Yield Bond Portfolio and as such has sole voting power with respect to the 3,010 shares of Class B Common Stock.





                                      S-2